Exhibit 99.1

John Jannarone (host)	Hello, thank you for joining, I'm John Jannarone, editor in chief of IPO Edge. We have a very exciting event today with not only the CEO and founder of MSP Recovery, but [00:00:30] we have the global head of commercial at Palantir, who will join us later on in the show. We're going to kick it off with John momentarily. Before we dig into the real meat of this event, I want to point out a couple of important things. You're able to ask questions, and I hope you do. So, you submit those most easily through the Zoom portal or shoot an email to editor@ipo-edge.com, and we'll address those at the end of the program.

Additionally, this will be available [00:01:00] on demand for replay, so the most easy way to find that, is to look up the ticker at LCAP on Yahoo Finance, or Bloomberg terminals, or go to our website, ipo-edge.com. It'll be up there in a couple of hours. I'm really excited about today's events. And I'm about to hand it off to my colleague, Jarrett Banks, who is editor at large, here at IPO Edge. And he will introduce you to John H. Ruiz. Jarrett.

Jarrett Banks (host)	[00:01:30] Thank you, John. And welcome to the broadcast, John. Welcome.

John H. Ruiz (MSP)	So, we got to be careful here, the number of Johns on set, right? So, good morning to-

John Jannarone (host)	Not one.

John H. Ruiz (MSP)	Maybe it's earlier in the morning to some, and maybe later to others, but thank you for inviting me on your program.

Jarrett Banks (host)	Well, thank you for being here. Now, please start by telling us how did [00:02:00] MSP recovery start and get to it is today?

John H. Ruiz (MSP)	So, I've been a practicing attorney for almost 30 years now. And in the process of practicing, I started off with what's typically called class actions, mostly against major insurance companies. And then I did a lot of cases involving pharmaceutical products and medical device products. Some of the ones that you've probably heard of, and most of the nation and the world have heard of, like Fen- [00:02:30] Phen and Baycol, and Vioxx.

I was involved in the Ford-Firestone rollover cases. Yeah, I've done major litigation throughout the course of time, and one of the things that was very curious to me was how data was being aggregated to determine what exactly was happening. A lot of the protocols that are set up when medications are put out into the public domain and the FDA approval, I found [00:03:00] had flaws in data. For example, if you had a medical device implanted in you, many a times, where that medical device comes from, and which hospital implanted it in you is not found anywhere in claims records, it's found sometimes in medical records.

So, I found that there was an incredible flaw and I was very surprised because one would expect that data and the world of healthcare would be extremely important, especially [00:03:30] in the United States. And by doing that, I found that if doctors and healthcare practitioners and the overall system doesn't understand a person's prior medical history, a person's prior medications ingested through pharmacies and otherwise, they're really at a huge handicap. Coupled with the fact that statistically you have only about 30% of medical claims being coded properly.

And then adding to that, that the true sense of what [00:04:00] happens is, when you go to a doctor, the doctor is just a doctor, they're not a lawyer. But our healthcare system depends on a payer system. Does Medicare pay for it? Does Medicaid pay for it? Does a health insurer pay for it? Does a car insurer pay for it? Is it worker's compensation? That system is totally flawed and it was handling the Vioxx cases quite frankly, that I saw that the major health plans in the United States were using the wrong laws. And at first I said to myself, " [00:04:30] No, John, you're wrong." And I kept researching and digging in deep, and three or four days later, I came to the conclusion that no, I was right. And that was the birth of MSP, and it's grown to where it is now.

Jarrett Banks (host) :	Great. Now, your business is based on assigned claims. Can you explain who assigns these claims and how you get these assignments?

John H. Ruiz (MSP)	So, I mean, in the healthcare infrastructure, you obviously have a patient [00:05:00] and you have a provider. When we use a word provider, you got to talk about doctors, you got to talk about hospitals, diagnostic centers. I mean, there's a huge gamut of what a provider covers. And then you have the payer, but the United States specific with Medicare advantage and what they call MCOs has kind of a hybrid in many instances where the provider is also the payer, because they're at risk. So, when you hear about capitations and networks, what [00:05:30] the US has essentially done is, Medicare for a large portion of their beneficiaries under Part C, has gone out to the private industry and said, " We will pay you a premium. And for that premium, you have to take care of this patient, but the risk is on you." And therefore, when you start to analyze what's really happening, and the best case scenario, you would have a patient going to a provider and having a doctor, a specialist or [00:06:00] expert in data ingestion and an attorney.

And obviously that never happens. We have healthcare practitioners, and we have people within the healthcare industry that are absorbing information. It is there that we found that exist a major, major flaw, because by not properly ingesting the proper data and amount of data, and sometimes letting it sit in what I call non-static PDF kinds [00:06:30] of images, you can't extract the big data and understand what that healthcare practitioner's really supposed to be doing. And then when you accelerate that it ends up in the hands of a wrong payer. Primarily, we started to find it, where the government either directly or indirectly was losing billions and billions of dollars because of this flaw. And it was there that we started with the MSP concept of obtaining an assignment, so that we could [00:07:00] aggregate all of the claims across the nation from different payers and prosecute them under one single case.

And along the way, as with any other litigation, you end up with challenges. And the challenges are, that some judges interpret laws in one way and some interpret it in a different way. And that's why we have appellate court systems. And by taking our cases to the highest appellate courts, including now a rejection by the United States Supreme court of probably the seminal case in the Medicare [00:07:30] secondary payer space, that we won at the 11th circuit, US court of appeals, it's MSP versus Ace, that's solidified the substantive law, including that the government directly, when the court stopped, I've never seen this in my whole entire legal career, the court of appeals stopped the process, asked the government to chime in and provide their position, and the government championed MSP's position.

[00:08:00] And we won that case, and then it was appealed to the United States Supreme court. So, I would say that the real crux of what we're looking at, is we need to align where a doctor data information gathered at the point of encounter is ingested properly, processed property through a series of rules and algorithms, and then the proper payer be responsible for those payments at the proper amount. I think that's the broad scope of what we're dealing [00:08:30] with. Obviously there's a lot of intricate details that go along with it.

And one of the things that our company prides itself the most with, is that our newest revolution, I think will save millions and millions of lives by actually getting real time to these facilities, these doctors, especially emergency management personnel, where you got a fire rescue call, and when they get to the scene, and they're treating a patient, the patient's either [00:09:00] passed out or unable to really provide meaningful information, but forgetting about that, the patient can't give you their entire medical history at that time and what medications they're taking. This is real time instantaneous once people apply their own protocols to the system. And I believe personally that that's the most revolutionary thing in healthcare besides obviously great doctors, and medications, and medical devices, and diagnostic tools. This is the missing piece.

Jarrett Banks (host)	[00:09:30] Got it. And how long did it take you to build out your portfolio of assigned claims?

John H. Ruiz (MSP)	So, the system itself, underlying software system, I've been working on for about 17 years at different levels for different types of cases. In 2014, we actually started utilizing the system and improving it, by then obtaining assignments and starting to aggregate those claims [00:10:00] together. We saw an initial incredible response because we had a product that the industry really was in great need for. And we've had substantial growth as it relates to that. We started in early 2014, and have grown very, very quickly, and have seen an enormous amount of interest in what we do, because it's really something that not only [00:10:30] provides better healthcare, it speeds up the process, it reduces over head for facilities because they don't need to have as much personnel, it avoids improper interpretation of data.

And data and healthcare industry, because there's so many different systems out there, sits in a bunch of different universes with no relational tie in, between one universal data and the other. So, to answer your precise question, from 2014, [00:11:00] where we started with about $84 million in claims, we've grown now to, at the time of scripting the components to obtain the data that we now currently own, we were at over $50 billion in billed amounts, $15 billion in paid amounts by these entities. And we've seen a substantial growth since then.

Jarrett Banks (host)	Got it. Now, who are your competitors [00:11:30] and why don't insurance companies do this themselves?

John H. Ruiz (MSP)	So, that's a great question. The best way to answer that question is in the following way. In order to be able to understand all the intricate details that exist here, you have to have someone that's done insurance litigation workers comp, has done medical devices, understands data. And it's just a lot of moving parts. For probably no other reason than what my dad [00:12:00] taught me that experience carries the day, I just happened to have experience in all those areas. So, I started to piece together the fundamentals of it, and piece together the software system where I was providing the protocol and the thinking, and I've litigated a lot of cases throughout the United States. Still today, I litigate 95% of our cases, I'm the actual person arguing the cases. So, I think I have an advantage understanding the data, understanding the flaws. Just [00:12:30] about three and a half, maybe four months ago, we had a judge find that an insurance company was complying with the law at maximum 2% of the time.

I was able to do that by cross examining the insurance company, by obtaining records from the insurance company and comparing them to records that we had outside of the insurance company's domain and some that they had reported other entities. So, that's really kind of the secret sauce, so to speak. [00:13:00] Then we've had the fortune of having affiliations, and the most recent one was with Palantir, because we have a lot of knowhow. And we have a certain amount of developers, very talented, but Palantir is a step ahead or many steps ahead of what MSP can do in terms of the speed upon which this could be processed. So, they have the Foundry system, we found it was a perfect opportunity to get that very in [00:13:30] depth knowledge that we have and expand it across the country as quickly as possible, so that patients, providers, and payers could take advantage of it, which in that breath covers just about every single aspect of healthcare today.

It'll give you better healthcare attention. You'll know what the protocols of that person were before. It'll tell you the adverse reactions that a person can have. You know what, I found, and I'm not [00:14:00] a physician, what I found, which was very curious to me, is when I represented thousands of people that had taken different products and medications, I soon realized that a person could take a product one day and have a very negative adverse reaction. Either actually die, have a huge stroke, heart attack, or many other different physical ailments or mental conditions. Then I found other individuals that could take the same product for years and nothing [00:14:30] would happen to them. That's what really poked my curiosity.

And that is why I would tell my clients as a lawyer, your body is going to tell you what you're taking, because we've all realized that we could all eat the same thing or ingest the same thing, and we all react differently to it. We're all made up differently in different molecular structures. So, that's what people really [00:15:00] need to focus on. Doctors in many instances are using different medications, and I'm not criticizing the physicians at all, but it's just the way the system works, a lot of it is trial and error. And I think that this system really will revolutionize things, not just for the United States of America, I think this is a worldwide, every human being is pretty much the same, with some people having physical or mental conditions different than others.

But for the most part, we're all made up the same way.

Jarrett Banks (host)	Right. Can you tell us how you [00:15:30] turned this into a technology company?

John H. Ruiz (MSP)	So, the way that we turned it into a technology company is because, when I originally started to handle these large class actions, they had to be administered. Which meant that we found what the insurance companies had done improperly. We had one importer of the companies had a agreed to pay out without conceding liability. And then I found that I had to go and explain to whomever was going to process the claims [00:16:00] why the claims had to be processed in a certain way. As a result of that, I felt most comfortable in explaining to the judges that it should be my law firm to process these claims, so I started to develop systems that would be able to process the claims and create these algorithms and rules to process the claims, so that the system was thinking the way that I was adjudicating them in my head in court.

And that was the emergence of just my general understanding [00:16:30] of data, data ingestion, tables, how those tables got utilized and connected to other tables, how errors would occur in populating data cells. As simple as someone can give you a social security number, they take down a wrong number, it creates a huge issue. So, as a result of all of that, I think is mainly been my experience as a litigant, and my experience in general business and an understanding. And [00:17:00] yeah, sometimes you think of something, and you don't really know that you're spot on. One of the most validating components of what I felt at least personally is when I met with the people from Palantir, they had gone through the same issues that we had gone through. It was eerie in terms of how the growth of Palantir had come to be.

It was almost a mirror image of what MSP had gone through, because I think the aversion that people have is, and this is the thing that I tell people not to tell me in my office, that's not the way [00:17:30] that it's done, is really a bad answer when you give me an answer. Because if you do everything the way that it is being done today, you never innovate, you never find where the flaws are. And that I think is, the crux of the MSP thinking. And along the way, that's how we've developed our system, to make sure that you still get a result. So, I think, and the people in my office kind of even made a t-shirt with a picture of me, it says, trust the process. If you have a good process, you're going to get an answer.

[00:18:00] It may not be an answer that you like, but it's the right answer. And that's what you got to focus. You got to focus on the correct answer, not just an answer. I think most data systems from what I've gathered in the country just want an answer. And many a times that isn't the correct answer. And that's what I think MSP really focuses on with our partners. And we try to concentrate on that. The healthcare industry is a $3.6 trillion expenditure a year. This is dating back a couple [00:18:30] of years ago. The amount of loss, waste and problems that exist in there causes a huge amount of money to be paid improperly, there's a lot of fraud. We just recently within the last week or so created biometrics so that even rescue personnel can put a facial recognition of the person, even if the person's passed out, we put a facial recognition, we have that person's prior medical history, we know exactly what that person's condition or [00:19:00] conditions are.

And therefore that's what I think is very, very positive. People throughout the United States and in the world, they're always doing things for companies to do better. And obviously we want to do the same thing, but I think what is the thing that drives the most and resonates the most with me, is the latest thing that we've done, because I know internally and personally that this saves lives. It'll save millions of lives because we're getting access to doctors of the true information of [00:19:30] those patients.

Jarrett Banks (host)	Right. Why did you separate technology from the law firm?

John H. Ruiz (MSP)	So, that's a great question. In the United States of America, most states do not allow for law firms to share profits with non-lawyers. So, it's a very technical review of the laws that pertain to ethics and how doctors, lawyers, CPAs can share revenue. So, generally speaking, [00:20:00] most states do not want for the...

PART 1 OF 4 ENDS [00:20:04]

John H. Ruiz (MSP)	... most states do not want for the business of law to be in the hands of non-lawyers. Most states do not want, with certain exceptions, because that's been a little different, non-doctors to be in the business of generating revenue from doctor's proceeds. And the same thing happens for many professions, whether it's real estate or otherwise, because states want to regulate how people conduct themselves within those industries [00:20:30] and they don't want someone that's gone to school and gotten the licensing and has the experience to team up with somebody who may just be feeding business into the process. So the separation of the two is because of legal constraints and requirements. We have the fortune quite frankly that we have MSP Recovery, but we have a law firm that backs it up. Most recovery platforms just find things, but they don't have the power to actually enforce [00:21:00] the action. And I think that may be one of the biggest differences.

And also that when you look at a court system in the United States of America, it's far different than the world of business. When you're going to introduce something into the court system, which is the way that we created our system also, it's a system of being able to have what I call chain of custody. So if you go to a trial, you have to prove that the information that you're going to present is reliable, it's accurate. There are rules [00:21:30] of evidence. There is rules of procedure. There are substantive laws that prevent that from happening. So that's another reason why we feel comfortable that our systems are very good, because it's surpassed many of the judicial scrutinies that one would have to surpass when utilizing these systems. And that's something that we think of that I think most other entities that are creating software don't have to encounter.

Jarrett Banks (host)	Got it. And we cover a lot of SPACs here at [00:22:00] IPO Edge, so we always like to ask this question, why did MSP decide to go public? And why through a SPAC vehicle?

John H. Ruiz (MSP)	So great question. We won the biggest case in the history of MSP, meaning the company, and in the history of MSP in the nation. That's the Seminal Case for Medicare Secondary Payer Recovery. We found ourselves growing so rapidly and having to deal with different entities, [00:22:30] and they all had a different protocol, that the public structure provides not only the ability for further mergers and acquisitions, which we felt were pivotal in us growing and moving forward, but also for the public at large to understand what we do. And because the dissemination of these systems and products truly is revolutionary, we felt that was the best [00:23:00] way to disseminate the information, to be able to have mergers and acquisitions in the future, to raise necessary capital for the growth that we were experiencing.

MSP Recovery today is really still a speck of sand in the beach. This beach is a very big beach and there's a lot of things that are a lot of moving parts. We've made a significant amount of progress, but there's just a lot more work to be done. And [00:23:30] I sit in the capacity of CEO, but I deal a lot with data. I mean, I would say that a good part of my day is dealing with data and how that data needs to be put together to answer the questions that we see day in and day out.

When I talked about experience before, my experience has helped me do that because I've seen 100s of 1000s of different examples. I used to be a personal injury lawyer. I'm also one [00:24:00] of the main lawyers in the committee of the collapsed tower case in Miami Beach, a terrible tragedy. I've seen just about the biggest tragedies this country has experienced. I've seen the mechanics of insurance companies, of health insurers, as well as car insurers, I've seen the premiums, how they're paid, how they're calculated, how the Medicare system works, how the Medicaid system works. I've actually had interaction with people at many [00:24:30] levels, including the mortgage foreclosure crisis. So I felt that the ability to aggregate that knowledge was prime for us.

Jarrett Banks (host)	And sticking with this topic, why did you decide not to have a pipe as part of the transaction?

John H. Ruiz (MSP)	So we are currently funded to be able to run our operations for probably still a year and a half to two. So we didn't really need cash at the time of the [00:25:00] pre-announcement, pre-merger and acquisition. And also at the time that we were going back and forth and negotiating the SPAC the SPAC market was experiencing a bottleneck. A lot of companies had committed to pipe investments, but they hadn't deployed the money, because there hadn't been the de-SPAC process. And I personally do not think that an investor in couple days [00:25:30] or a week or two weeks can really come up to speed with the kind of business we have.

So for example, Virage, which is someone that's been invested with us for probably about six years already, just entered into investment capacity agreement with us within the last two months for another 3 billion. They had previously actually placed into the purchase of assigned claims about 400 and some odd million. And we have other companies putting [00:26:00] in substantial money besides that. So for us, because of the industry that we're in and what we do, our validation comes from other areas that's not just pipe investors. The court system's a great validator. We've won on the substantive law. We've been able to introduce the evidence. And therefore we didn't feel that a pipe was really a necessary evil for our particular deal.

Jarrett Banks (host)	Right. Okay. And why did you decide to partner with LCAP?

John H. Ruiz (MSP)	So [00:26:30] I met the principle of LCAP in an unrelated deal to the SPAC deal. We were at actually talking about real estate. And it so happens that as a result of that, we were showing him what MSP does because the transaction involved, the potential combination of real estate transaction in exchange for claims. It was the sponsor that saw what we did and took a huge interest and then sat [00:27:00] with me and said, "Hey. Have you considered taking your company public?" And ironically, I walk about three miles a day early morning about four times a week. And with our COO, I was speaking about the potential of taking our company public. So it kind of aligned itself with our overall thought process.

And then we started doing that probably late last year. And it was a very [00:27:30] painstaking process to say the least with a lot of due diligence and a lot of back and forth and probably 100s people involved. But I think that just the emergence of what has happened has brought even more scrutiny to MSP, which I think is a good thing. MSP is an entity that I think, and I'm just going to use a number that pops up from my head, 90 to 95% of what we do is verifiable [00:28:00] by public records. You can look at the dockets of our cases. You can see what a nation's healthcare expenditures are. You can see what Medicare spends. You can see what Medicaid spends state by state.

And we're a company that's not correlated into anything. It doesn't matter what inflation is. It doesn't matter where interest rates are. Nothing of that matters as it relates to healthcare, because healthcare primarily with what we do, [00:28:30] which is Medicare and Medicaid, are not following any index as it relates to that. And therefore, we're non-correlated. And if you didn't pay for something and you were responsible for it and you're found to be responsible for it, it's a forced sale. You can't pick another product. That one is yours. So it's different also because when we find claims that are pursuable because a manufacturer put out a bad product, [00:29:00] either by way of a medical device or pharmaceutical product or an antitrust case where they were charging too much or there's shenanigans in terms of the pay for delay, which is patents that are about to expire.

I mean, unfortunately in our country, and I hate to say this, there's a lot of what I've seen that is really somewhat depressing to understand that giant corporations go through great lengths [00:29:30] to hide information, like in the opioids case. It's not until you dig down deep into that that you find that it's really horrendous in many situations. And I think this brings awareness to the general American public. And you really have to be careful when you're taking medications. Study them well. I suggest that even if you're scripted a product, look into it, understand it, see how it could affect you with other medications that you're taking.

[00:30:00] And that's what really is exciting me the most in these last couple of months, which is really being able to get to people. "If you're taking this medication, be careful with the combination of another medication. Be careful if you have diabetes. These kinds of drugs are found to cause cancer. Be careful the NDMA, which is what we've seen now in Zantac and Valsartan and a bunch of other products." It's got to be consumer beware. Just don't take it for [00:30:30] granted. I think public awareness to the ingestion of medications is very important. It doesn't mean you shouldn't take them. I just say just be careful, not just because a doctor tells you, because sometimes a doctor's not dealing with full deck of cards and doesn't really understand how those things can impact you.

Jarrett Banks (host)	Right. And it looks like you're on track for about 14 to 15 million in net revenue this year based on revenue of nearly 7 million in the first half [00:31:00] and you're projecting net revenue of nearly 342 million next year and nearly a billion by 2023.

John H. Ruiz (MSP)	So one of the things that I wanted to do as the CEO is be able to substantiate our predictions. And one of the reasons we entered into a deal with Virage is because we were able to secure an investment capacity agreement of $3 billion, which means that with the exception of the [00:31:30] first 275 million that MSP has to transact with Virage, we've solidified a platform to be able to meet those expectations as we move forward. So there are basically two different expectations that we've provided to the general public. One is growth. And the other one is revenue. We've linked this to solidify the revenue stream. And also I'm not at liberty to say because we have a lot of non- [00:32:00] disclosure agreements and a lot of confidential agreements, but we obviously are litigating with a substantial number of large health insurer... I'm sorry. Large automobile insurers. We have some claims against health insurers as well. And we have a lot of medical device litigation and pharmaceutical litigation.

So we sit in a position where we can more or less have a good gauge of what we're seeing. So in the two areas, [00:32:30] as far as revenue streams, we've solidified that with our agreement with Virage. And that's been publicly announced probably a couple months ago already. And then from a growth perspective, I can just tell you that we're extremely happy with what we're seeing. We've gotten a huge amount of traction. We have a lot of hospital systems, a lot of providers and major, major [00:33:00] health plans looking at what we do and implementing every day.

One of the things that we announced also is we've met with a bunch of the local emergency systems in the city or cities, and they are beyond belief in terms of being able to provide better healthcare and understanding that if they get a call, before they get to that person's home, they know exactly what that person's medical conditions are. And that's huge, because now you're pinpointedly [00:33:30] going to provide medical services to correct either a physical or mental impairment. One of the things that I've understood also if you're a stroke patient, for example, you have to be taken straight into the stroke department. Neurologists have to be contacted right away.

These analytical abilities and these data ingestion points which we've been working on with Palantir almost daily [00:34:00] is a testament to why I'm so excited about this particular endeavor. And by the way, none of that was part of the valuation that we gave to the general public, because the valuation was all predicated on assigned claims and how those would be paid out throughout the course of time and the growth. This is a whole new world of technology that really, in my personal opinion, I've never seen anywhere. It [00:34:30] excites me because when I talk to people in the healthcare industry, they're very excited about what this brings to the table, and for them to actually be able to know that they're going to go to a person's house, they know what that person has, and if they know where they're going to be transported, the hospital knows right away too. And now you're getting everything real-time in blockchain technology with thinking on top of it. It's really something that I think is pretty much unique.

Jarrett Banks (host)	Right. Will you have to do a lot of hiring [00:35:00] to scale the business?

John H. Ruiz (MSP)	We've been very fortunate. We just hired eight prior Apple developers. Our partnerships, like the partnership Palantir, I think gets us to where we want to be. We've done a lot of hiring, but I think strategically from the vantage point that I sit at, my job is to increase innovation, make sure we have the right tools, make sure we have the right people, make sure that they're [00:35:30] processed properly and make sure that we make the right connections and alliances with the right companies that can get us to where we want to be much quicker, much more efficiently, but correctly, because it's important. You just don't want to partner with somebody that doesn't understand.

So the reason why I was so excited about the Palantir connection is because when we spoke with Palantir, we were speaking the same language. They understood exactly what we had found [00:36:00] and it's what they basically have as their general premise, which is you're finding flaws in data. And what happens again to use the language that I used before is don't take the answer of, "That's not the way that things are done," as the answer. That's just not the way it is. You have to find the correct way that it should be done. One of the things we found is in the actual claim forms that are submitted every day in [00:36:30] the healthcare system, there's a lot of information there that companies do not extract. They only get bits and pieces of information.

So the best example that I could use, and I don't want to use the name of an actual supermarket to not provide free advertising, but if you had the supermarket inside your home, then you could cook whatever you wanted to, but if you have to go out and get it, it's that extra step that you don't know what's [00:37:00] there. What we're doing in essence is creating the single largest repository of data in the United States for now, hopefully the world, so that all the doctors in the patients and the hospitals and payers tap into that single repository of information from a healthcare perspective in blockchain technology and know everything that happens to that patient. And while that patient is receiving [00:37:30] further care and treatment, that information is being appended to that particular blockchain technology.

I find that to be, in my personal opinion, cutting edge. It doesn't exist anywhere. Fragmented data is everywhere in the healthcare system, ingested improperly with just human error. And that's basically what we're here to do, to erase all that to the highest degree possible, to improve the payer system, improve healthcare generally overall, and [00:38:00] speed up the system. I mean, how many times have we gone into a doctor's office and you're filling out this form? With the technology that we have, you just show your face, the system recognize your face and it populates it right away and it populates it correctly.

Jarrett Banks (host)	Great. Now this next question is a two-parter. What are the biggest challenges you've faced in building your business? And what do you think the biggest challenges are ahead for the business?

John H. Ruiz (MSP)	Well, obviously we went [00:38:30] into an industry where nobody believed that we could do what we were doing. They all said, "It's illegal. You can't assign claims. You can't do this. You can't do that." And obviously we've disproven everybody, because we've won at the court system. The court system's the ultimate determinative factor of whether or not what you're doing is permissible or not. Look, if you think about it in general, if you go into a large health plan and you tell them that they've essentially paid out 100s of millions of dollars in claims, sometimes over $1 [00:39:00] billion in claims improperly, you're going to get a negative reaction from the people that run their claims department, because you're in essence telling them that they didn't do the right thing.

What people don't understand either is that what we do from a monetary point of view is really a compliance issue. The government requires everyone to bill properly so that when the bill goes out, the government's not receiving a bill that they're not responsible or reliable for, because [00:39:30] the timing sequence of laws both at the state and federal level are such that in general claims are supposed to be paid within 30 days, sometimes 45 days. Well, there isn't enough time to react to all of this. So one of the other things that we're doing at MSP is equipping the police department so that when the police gets to the scene of an accident, in that police report, you know the insurance policy of each of the individuals that was in that accident, the same [00:40:00] way you do it with workers compensation at an employer level-

PART 2 OF 4 ENDS [00:40:04]

John H. Ruiz (MSP)	... you do it with workers compensation at an employer level. So what you find is that instantaneously, we're going to be able to find who to bill correctly. That's what we call in our model, instead of paying to chase, this is chase to pay. Why should the government be paying bills that they don't owe? What the government should be doing is receiving that bill. They receive it and say "We are not liable for this." It should be billed to the right payer. There are laws that the insurance companies are supposed to report to [00:40:30] the government the right numbers, but we have found, we have our admissions. And in that last case that I told you that I handled, I was able to prove that less than, or at least at most 2% of the time, the company was reporting properly. That's when you run into these issues of where you have this failure to adjust to and synchronize things properly, to be able to get what you're supposed to get accomplished correctly.

So listen, I can tell you for [00:41:00] the first two years I was coming into the office, I sleep three and a half hours a night at most, and my brain's always going. And for the first two years, I was literally up to two in the morning, designing these systems with one of the other partners here, who was Frank Quesada, who's our chief legal officer. And we worked with the exception of about 20 days, for two years understanding the whole symmetry of information laws and regulations [00:41:30] and administrative requirements to kind of piece that together. It was an enormous undertaking and a huge challenge to be able to get people in the country to understand why what MSP was doing was not only legal, it was changing the way that things should be done. And I think that's kind of a great segue.

I want to read you something real quickly, which I think really goes to the heart of this. [00:42:00] And this is the appellate court speaking. This is an appeal in the ACE case. This is a federal judge, there's a United States Supreme Court, and then in a number of federal appellate courts. So this is the second level down, as we all know, not many cases make it to the United States Supreme Court. And the ACE case was rejected by the United States Supreme Court. They found no basis for jurisdiction. Here's what the court said. The primaries are not paying. Primaries are supposed to be the people [00:42:30] that are paying the bills as opposed to the government. They're waiting and they, and then they let the secondaries pay. The secondaries make the payment, and then the primaries are not stepping up to the plate after those payments are made to reimburse basically the government back.

It's obviously, from an economics perspective, to their advantage to do that. Put it off as long as possible and have lawsuits come in and in as [00:43:00] limited way as possible. And that's why, what your client, this is MSP, is doing is problematic from their perspective, because it aggregates all these claims and makes them and forces them to try and pay for them. Right? So this is appellate system found and they reached out to the government and found out like "Government, what's your position on this?" And the government came back and said "We champion what MSP is doing, because what they're doing is [00:43:30] to enforce the law and the way it’s supposed to be." [inaudible]

Jarrett Banks (host)	Okay, I think we're having a slight audio issue there, but we're going to move into the next segment of the broadcast. But before we do that, here's a video about the expected benefits of the MSP [00:44:00] Palantir partnership.

xxxxxxxxxxxxxxxxxx MSP Recovery / Palantir Video Start xxxxxxxxxxxxxxxxxx

Chris Miranda (MSP)	MSP has an intimate understanding of how and why claims payment and billing breaks down. With Foundry, that knowledge can be encoded at scale and in real time. Using Foundry's out of the box connectors and open APIs, these insights can be sent to decision makers who address compliance and payment issues before they arise. With healthcare data, security [00:44:30] and privacy protection is paramount. We can use Foundry to ensure that only the right people have access to the right data at the right time, and provide downstream visibility into how it exactly data is being used, creating a data footprint.

Ted Mabrey (Palantir)	We're really excited for what MSP is going to be able to do with Foundry. They're going to be able to move from fixing problems that occurred in the past, to preventing those problems from happening in the first place. They're going to be able to do this in increasingly scalable ways, and they're going to be able to use [00:45:00] the best in class granular security and access controls to create a connected ecosystem that creates net new offerings at an increasing rate over time.

John H. Ruiz (MSP)	MSP recovery is the leader in Medicare, Medicaid, commercial, and secondary payer reimbursement recovery. We use our pioneering industry knowledge and data analytics to identify healthcare claims that should have been paid for by another organization or primary payer. [00:45:30] After those improper payments are discovered, MSP recovery seeks to recover those payments from the proper payer. Palantir technologies can transform the legal, data, and healthcare delivery into one single ecosystem. It brings together medical records, billing, and payment integrity into one integrated source, providing real time solutions that will ultimately [00:46:00] translate into improved healthcare for all Americans.

Chris Miranda (MSP)	Palantir software is helping us to accelerate our day-to-day business while innovating and redefining how we'll operate in the future.

Ted Mabrey (Palantir)	They bring creativity. They bring an opinion that data is not meant to be analyzed, managed, used, passively, but to be used actively to figure out how we can reimagine what the world ought to be.

John H. Ruiz (MSP)	I'm very [00:46:30] excited to be working with Palantir. Combining MSPs knowledge and expertise with the power of Palantir Foundry, we are opening up a whole new world, never before seen in healthcare.

xxxxxxxxxxxxxxxxxx MSP Recovery / Palantir Video End xxxxxxxxxxxxxxxxxx

Jarrett Banks (host)	All right, great. I'm going to hand things over to my colleague, John Jannarone, who's going to introduce Ted Mabrey [00:47:00] from Palantir. Take it away, John.

John Jannarone (host)	Thanks a lot, Jarett. John, that was fantastic stuff. And Ted, thanks for joining. Ted, my fellow redhead and fellow Princetonian, thanks for being here. So gentlemen, tell me how all this came together. Why did you partner, what was it that you liked so much about one another? And I'll have Ted kick us on.

Ted Mabrey (Palantir)	Yeah, thanks a lot for having me on John. I think the primary thing that we got [00:47:30] excited about and was frankly quite surprising as we got to know John and his team, is as they started walking us through what their business was and they did, we saw data engineers who happened to be wearing lawyers' clothing. They had an intimate understanding and were willing to do essentially the plumbing work, the spelunking in how data systems work to understand where data flows were breaking, explaining to us very complex diagrams on whiteboards of exactly [00:48:00] where data flows break, why those then create adverse outcomes for the institutions that rely on that data to be able to do the mission that they need to, whether that is the provider or the payer. And so we got really excited with basically seeing somebody that had come at solving these fundamental data integration problems from the perspective of a lawyer, but then thinking also, how do we take these problems, solve them, and prevent the problems from happening in the first place.

John Jannarone (host)	That's great. John, how about [00:48:30] from your side?

John H. Ruiz (MSP)	Yeah, I think to echo that as I think we both agree that data is extremely powerful if processed and adjusted and utilized in the right way. It doesn't have a lot of power if you don't use it in the right way, because you're ultimately either not arriving or achieving an answer result that you want, or you have the wrong result. And I think from echoing what Ted said again, I [00:49:00] think the affiliation between Palantir and MSP is where MSP has an underlying breadth of knowledge as it relates to law data and healthcare, and Palantir the ability to take that and blow it up. And blow it up very quickly in the right way. So I think the combination and as we've been working together, we're finding more and more spaces to occupy in this [00:49:30] fragmented world of data.

I think one of the things that I've learned at least from my personal vantage point is, there's a lot of really good technology out there in the whole US. But I think what people haven't stopped to really figure out is, yes the technology's great, but what are you feeding it? The old adage, which is garbage in, garbage out, is really where I stop and I focus. When it comes to what we do internally, I just don't take, "This is the answer" as the answer. [00:50:00] I want to dig in deep and understand why we're getting an answer. And then I try to vet that with common sense and then I vet it with what should be happening. So we have a system of quality controls to make sure that when we get an answer, it makes sense, it's correct. And we're doing that at all levels and all stages.

So lately we've brought in, and this is one of the things that we've announced publicly. So we brought in a company called Tokenology with extreme [00:50:30] experience and blockchain technology. We brought in Synnova which has eight Apple developers that developed a lot of systems previously in the healthcare industry. We obviously partnered up with Palantir, and then we brought in Siren MD, which is a doctor that's the head orthopedic doctor for the University of Miami football team and all of their sports and athletics, and the Miami Marlins.

And then we have our chief medical officer, which was a chief of an [00:51:00] ICU for pediatrics trauma, head trauma, all kinds of trauma. So we have a medical department, we have a data department, we have a legal department. Putting all that together as we speak more and more to the folks at Palantir which are great, they really do execute, which I think a lot of things, diet execution, and I think both from a Palantir and MSP perspective, we are two companies that pride ourselves in true execution. I think that's made a big impact [00:51:30] from my vantage point in terms of futuristically, how we can unfold this. And again, it makes me super excited because I can come out with innovation and know that we have the power behind it with Foundry and Palantir to do that.

John Jannarone (host)	And now John and Ted, that was very thorough on both your parts, but if you could just explain in a bit more detail how your clients and MSP and Palantir benefit from the partnership. How does it all work together?

John H. Ruiz (MSP)	So I don't know if Ted wants [00:52:00] to take the first hack at it?

Ted Mabrey (Palantir)	Sure. Yeah. I think that one of the key benefits from our perspective is in order to make data useful, you really need to have deep opinion and expertise of understanding at a granular level where the existing data systems break and then what to do about it. So it's all well and good to manage data a little bit more efficiently, put it into [00:52:30] a new technology, and run compute a little faster, a little cheaper, but to really achieve transformation, what we look for in partners are people that one, deeply understands the opportunity cost of broken data flows. But then also bring opinion and creativity about, this is what to do about it. This is where we can take these broken data flows and we can start to do things that prevent the adverse outcomes from mission perspective [00:53:00] of the people and institutions that rely on these broken software and broken data flows.

And so from our perspective where the partnership gets very exciting is, we see MSP having developed this really deep expertise, this very deep opinion, this continuous creativity about, given what I understand, meeting from first principles where the data flows are broken, this is what I think we can do about it to really achieve fundamentally [00:53:30] different impacts in the real world. And that deep expertise, that deep opinion, is exactly the people who use our technology in the most advantageous, the most ambitious, the most differentiated ways. And we're very, very excited about that.

John H. Ruiz (MSP)	And John, from my vantage point is, who benefits from this? I think everybody benefits from it. There isn't a single person, and just to isolate the United States of America, that at some [00:54:00] point in time, doesn't have to go to a doctor for one reason or another. So if you're a patient, you want access to your medical history and records and pharmaceutical records. If you're a provider you want that also because you want to understand what has happened to that patient before and what is the physical and mental condition of that patient at the time that you're treating them. You then want to aggregate to that patient's information what you are doing so that the next doctor or hospital or diagnostic facility knows what's [00:54:30] happening. And then from a payer perspective, you want to know the same thing.

You want to know, why did this service was necessitated? Is it reasonable? Is it related? So what Palantir does is that we get our deep-rooted expertise and we're able to as quickly as possible, provide it to the general public. So that's every single person in the United States of America and quite frankly, it'll soon be worldwide, can use this technology [00:55:00] at a minimum to prevent healthcare issues, whether it's from a physical or mental perspective. As I've gone, and the evolution of this has spoken to more and more people, we have people in the United States that are either bedridden or not able to move around. And these are services that one can provide so that we know where they're located. We know what their physical conditions are. As a matter of fact, one of the things that I was speaking to emergency personnel [00:55:30] is, and they told me I didn't even think of it.

Do you know that when we have either a hurricane coming, because we're in south Florida, that we have to move people? That we now can with this system, understand where they're located and provide the right services and get them out and make sure that they're safe? So it's very expensive. And one of the things that I've learned again is that, I started MSP as one thing, and it's still that, but it's transformed into [00:56:00] something much, much bigger, and the scope is so broad.

And then when you get together with Palantir and they explain to you what they're doing, it's very, very exciting. In fact, we had a call with Ted and his team yesterday, and I think they're coming down here to meet with us for about two days. And they want to seclude me for, I guess, two full days to kind of try to extract everything that I know and put it on to operating [00:56:30] systems, to help doctors and to help payers and to improve the stream of revenue. A lot of doctors are suffering because they can't get paid. And if they don't get paid, they can't buy supplies. And if they don't buy supplies, they can't treat people and the transportation to the centers. And there's a lot of telemedicine. And how do you capture that data? That's what I think is very, very, and I think both companies are extremely excited about that.

John Jannarone (host)	That's terrific. John. Now John, [00:57:00] if I could ask, would you be able to talk a little bit more about your proprietary technology and how that works, how you made it, where it is now and where it may go in the future?

John H. Ruiz (MSP)	Well, the proprietary technology is really an understanding of healthcare, data, and legal requirements and rules and laws and how that functions, right? So you have federal laws and you have state laws, and then you have administrative laws and you have compliance requirements. So when you are reviewing what happens [00:57:30] at the point of an encounter of a patient, the proprietary nature of this is to make sure that you capture the right information data, how that's supposed to be used immediately, how that's supposed to be disseminated to other providers within the payer system and all of this.

And then obviously when we look at pharmaceutical products, we look at the adverse reactions. We look at the warnings of black [00:58:00] labels when products are taken off the market. And from big data that we have, we can start figuring out, for example, in the opioids case which we're big in, we find out when there's dependency, when opioids were scripted beyond the scope of what is accepted as a principle of medicine, and we actually have data where we can predict, we have predictabilities of who is going to potentially end up with cancer as a result of certain medications.

So [00:58:30] it's very in depth. The one curious thing that I've also found, which I didn't expect, is even with lawyers that are super talented lawyers that we work with, the one biggest challenge that everyone has in the space is the deep-rooted understanding of how this all works together, which is the reason why we feel that we're unique and we have no competition because in order to do that, and a lot of it again, [00:59:00] is because I've just had the experience. I'm a very hands on guy and I've done all these cases myself. I've litigated from insurance company litigation to [multidistrict 00:59:11] to product failure, whether it's an airplane, whether it's a pharmaceutical product, an over the counter product, I mean, I've done them all. So I understand how the interplay works.

And I've tried to put that together with a lot of our internal team also with very sophisticated and experienced [00:59:30] doctors and nurse practitioners and huge data infrastructures of where we understand all of this. And that's the uniqueness of what we at least at MSP does. And then the uniqueness, I think that Palantir does is that they understand, we speak the same language. They understand that, and they understand and they want to know the why. So they want to build a system that gives you the right solution. It gives you the correct solution and it's very scalable.

John Jannarone (host)	And that's [01:00:00] great, John. So I think a natural question to ask you Ted, is how does Palantir-

PART 3 OF 4 ENDS [01:00:04]

John Jannarone (host)	John. I think a natural question to ask you, Ted, is how does Palantir fit into this technology?

Ted Mabrey (Palantir)	Yeah, well, so I think what John described from a Palantir software point of view is what he just walked through is essentially a very complicated and very nuanced data pipeline. And so very to if you're running one of the most complex supply chains in the world as a large industrial company, and you need to be able to map through what are the dependencies? [01:00:30] How do different manufacturing processes achieve different outcomes? How do you manage disruptions across those where things break from how you expect them to? How do you have a nuanced understanding of where cost is coming from? How you attribute it, et cetera, in the physical world? Now think about that pipeline in terms of how do I deliver care? How do I attribute the correctness of that? How do I identify payments and billing practices on top of it?

And you have that same incredibly [01:01:00] detailed, incredibly nuanced, incredibly hard to parse, and sometimes systematically impossible to parse because the data systems are federated and broken in different ways. And so providing software leverage to make that process extremely scalable, be able to happen at speed, be able to do it in a very secure and auditable manner because you're dealing with healthcare data essentially starts to provide real software leverage to this incredibly [01:01:30] deep and specific expertise that MSP is delivered to then provide a foundation to start to say, if we can encode this and provide real software leverage coupling this with the expertise, not only can we deliver that for the as is recovery business, but how can we start to take that expertise and start to say, let's move that forward in the chain and start to apply that data through the software to prevent these adverse outcomes from happening in the first place and spinning that [01:02:00] Rubik's Cube of that detailed understanding and starting to provide proactive compliance, real-time solutions that provide the benefits and avoid these challenges before they occur.

John Jannarone (host)	That's great Ted and you as well, John. I think you two have explained to us how the machine works, but this is probably a question for John, what are your near term goals? Where do you see yourself in three years? What are you going to do with all this you've created?

John H. Ruiz (MSP)	I [01:02:30] believe that this is for sure the single largest repository for healthcare data. The interesting thing about it is because we have the core basics in a correct way of everyone that's in this system, this can then expand into financial tools for the healthcare industry, and quite frankly, outside of the healthcare industry. This is essentially the control tower [01:03:00] for everything that's happening in the healthcare industry from a patient, to an MRI, to a CT scan, to a hospital, to blood results, blood tests. Everything is in one single place where everyone will need to tap into it to be able to make sure that we have all of the right tools in place for purposes of patient care, and then to make sure that the proper payers are paying at the right [01:03:30] levels and that you're actually treating the patient. Because with this facial recognition software that we have, you essentially go to the doctor and now the doctor has to verify that you're the person that they're treating.

That prevents fraud from many different levels. It also prevents fraud because we're deploying this to the police departments where we'll see that cars that are involved in accidents, for example, we're able to capture or the image [01:04:00] so that the car from when the accident occurred and the damage to the car, doesn't all of a sudden turn into much more damage, which happens a lot. This prevents fraud. The most important part is not property. I think human life can never be replaced. I learned that the most with the collapsed tower case now, because it was a horrific situation with these people losing their lives at their homes. A lot of people lose their [01:04:30] lives, but when they're flying in an airplane or driving a car. The United States has always taken the position that a man's home is his castle.

Well, this castle came down. It's a horrific case. The lawyers cry every time that they're there. The judges cry, an amazing judge. It's a big undertaking. And I think that what this does is bring public awareness truly that people need to understand the United [01:05:00] States, be careful what you ingest, even from natural products from food. We all want a quick fix for everything. The truth of the matter is in the United States, everybody wants everything instantaneously. We no longer want to wait for things to develop. What we are trying to do with MSP and with the affiliation with Palantir and everything we're doing is trying to bring things quickly to people, bring the right information. So I see MSP in the next three years, quite [01:05:30] frankly, not just from the recovery platform, but we're creating a platform where doctors get paid quicker because we know that we're going to get the money and we can fund that.

This has a lot, a lot different tentacles. And we feel that we're in the best position to be able to innovate and make it happen the quickest because we truly understand the legalities behind it, we understand how healthcare works, and as you heard from Ted, we understand how the data should be used. [01:06:00] I'm not a data specialist or analyst. I've learned on the job, but I've learned throughout the course of time that I'm finding the flaws and I'm pulling them out and picking them out. And remember, as an attorney, as a litigant, I have to cross examine people that are experts and it's when you reach the point where you can cross examine somebody and show that you really feel comfortable. And then when it's verified through the court system and the appellate court systems, [01:06:30] then it becomes that much stronger. MSP has confidence in its knowledge. We have huge confidence that we're very able to innovate prospectively and all we're doing now is just tooling ourselves with the right partners to make sure that it's done quickly, accurately, the most productive way, and that we get the message out.

John Jannarone (host)	Well, John, that's terrific. I was going to ask you about flaws in the data, but you beat me to the punch there. [01:07:00] We're going to try to keep this to 75 minutes for everyone who joined the event today. Jarrett, do you want to jump into some Q&A here? I think we should do some of that. I think John pretty much hit that point. There he is.

Jarrett Banks (host)	Yes. Let's get into it. Here's a question. Hello, from a New York City girl who relocated to Miami during COVID. Congratulations on being a pioneer in the industry and identifying [01:07:30] protocols thinking to enhance and grow your business. Can you share with us the next steps that you hit the ground running as a public company? What are the major challenges you face and how do you plan to address them?

John H. Ruiz (MSP)	Okay, well, that's a great question because what we've been doing is, there's a difference between running as a private company and a public company. But the good thing is because we've had so much vetting and due diligence with what we had done before, most of the major [01:08:00] law firms have vetted our process. We've had vetting by the major accounting firms from KPMG to Deloitte, to E&Y, to Marcum, to BDO. They've all seen what we do. Data analysts have all seen what we do. In preparation of becoming a public company, you have to do audited financials. We have enabled ourselves and pieced everything [01:08:30] together to make sure that we are equipped to follow through with the public demand of what they want to know. I think essentially, one of the reasons why the SPAC is good because we announced several months ago and we're gearing up and preparing for it.

Again, we feel very comfortable because we already were running the company very closely to that. Everything we do was blueprinted with IT tickets with verification [01:09:00] aspects of it. And when you look again at what we do, which is mainly governed by legal cases, legal cases are quite frankly, a lot stricter than even the public markets are. We have to do that from inception. There are procedural rules or substantive rules. Lawyers have to guide themselves by a code of ethics. We feel very comfortable with that.

Jarrett Banks (host)	Great. Here's another question. Can you discuss the unique features of this SPAC [01:09:30] in particular, the large issuance of new warrants? What was the objective of diluting the equity based by such a large amount?

John H. Ruiz (MSP)	That was basically the sponsor that felt that the company had a lot of upside to it because while we were discussing everything, and before it was known publicly that we had all of this technology that we weren't even putting into the valuation of what we were putting together as far as our model. And I continued to be at a higher [01:10:00] number in valuation, and I know that's a very high valuation, but it's very substantiated in our opinion. And as we were discussing it back and forth, they came up with a structure where whomever stayed in as an initial investor and didn't redeem would have this huge number of warrants that if the stock hit $11.50 and over that, that me and my partner had to sell a substantial number of our shares.

One of the other [01:10:30] reasons, and it was asked early on, why no pipe? Well, the pipe was one of the ways that Mr. Quesada and myself, would've been able to pull cash out of the deal day one. As you've seen, we're firm believers in what we do. That wasn't an issue for us. The warrant situation was really crafted by the sponsor to protect the investors that initially invested in the SPAC and to incentivize those investors, to [01:11:00] not redeem and to have a futuristic upside by a substantial way where there's, I think, a little bit over one billion warrants that could be exercised upon. If those warrants are exercised, my ownership along with, with Mr. Quesada's gets reduced by about a third.

Jarrett Banks (host)	Okay. Here's another one. Can your assigned claims business ultimately reduce the TAM as you prosecute more and more of these claims? [01:11:30] Payers and providers will get better at reducing waste than there will be less for you to do. They would know that you and other lawyers are much better at monitoring the system.

John H. Ruiz (MSP)	That's a great question. And the reason why it's a great question is because that's built into our system. We actually do better as the payment systems becomes better because everything that I described to you before is what I call chase to pay. What the question really is right now, there's a pay and chase model. And as [01:12:00] you get better and people do what they're supposed to do, then it becomes a chase to pay. Well, the only ones that can really synchronize that because we understand the flaws is everything we're doing. That's why we're creating the single repository. That's why we affiliated with Palantir here because in the middle of all of that, MSP becomes more profitable. And even though there's cannibalism of those prior historical improperly paid claims, [01:12:30] then you have a separate aspect to the business. But the one thing we need to understand that doesn't fall into that universe is most products in the pharmaceutical world and in the medical device world, we don't know that they failed until 5, 6, 7, 10 years afterwards, right?

That's not a situation that you can fix real time. That's basically something happened and historically I should be able to recover back for something that I paid. [01:13:00] That doesn't go away. It's kind of a hybrid of everything, but it's a very, very good question. I think again, one of the things that I have to do as chief executive officer and even litigating all these cases is start to think of all the different ways that not only we can monetize what we already have, but how we can innovate, continue to monetize in the future and continue to get the company to grow in different ways. And I think we've actually gone from [01:13:30] an asset based company, which we still are, and we're now tapping into real sophisticated technology in the healthcare industry that I've never found anybody has been able to piece together. And that part of it is exciting for us, obviously, as the ones that are innovating it. And it's very exciting, I think, for anybody who is putting their vote of confidence in what we do.

John Jannarone (host)	Well, this has worked out just right. We're almost at time, but Ted, John, thank you, [01:14:00] John. If I could, I'll allow you to make a closing remark here. This has been a very dense 75 minutes. If there's anything you'd like to wrap it up with.

John H. Ruiz (MSP)	No. Just to thank you guys for the invitation. I think one of the things that makes me really happy is for people to listen to what's happening in technology, in the healthcare space. As a company, MSP is extremely proud of what we're doing for just generally the human race. We pride [01:14:30] ourselves in trying to help out and in any way. And obviously it's a business of monetization, but there's nothing wrong with monetizing things and at the same time, helping out mankind in terms of this revolutionary basis of what I found to be the flaw. You have a doctor that provides a diagnosis, provides treatment, but there's a missing piece to that, which is how do I know everything that I should be doing? I want to be able to make the most informed decision [01:15:00] that I could possibly make and thanking our affiliated entities like Palantir here and SirenMD that believes in what we do also.

And quite frankly, I think what I'd like to say, lastly, is I have fun doing this. This is a job, but it's fun. And it's fun because when you're innovating and that's just my overall personality. I don't want to do something that everybody does. That doesn't excite me. What excites me is that every day [01:15:30] we're something new to the table. And when we go to our data teams and our development teams, that they show me something like biometrics, and they show me something where a patient can be monitored from home to see what their blood pressure is and see if they have edema and how that could save their lives. That's what I want to communicate out there. And allowing me to use is this platform to do it is extremely powerful.

John Jannarone (host)	Well, John that's terrific. Ted, John, and of course my co- [01:16:00] host Jarrett, thank you everyone for being part of this and everyone who watched and submitted questions. This is a very interesting conversation. I'm glad you were here. Everyone have a great afternoon.

John H. Ruiz (MSP)	Thank you. You also.

PART 4 OF 4 ENDS [01:16:23]